Exhibit 99.1

Corporate & financial news release

SCOTT’S LIQUID GOLD ACQUIRES BIZ AND DRYEL BRANDS

GREENWOOD VILLAGE, COLORADO – July 1, 2020 – Scott’s Liquid Gold-Inc. (OTC: SLGD) today announced its acquisition of the Biz and Dryel specialty laundry products from CR Brands, Inc.

“We are thrilled to bring two more high-quality, high-value brands into the Scott’s portfolio” said Mark Goldstein, CEO of Scotts Liquid Gold, Inc.  “Biz is the top performing laundry additive in the market, and Dryel is the market leader in the at-home dry cleaning category.  Both brands’ strong national retail presence, loyal customer following, and ability to out-perform the competition made them a perfect fit with the rest of Scott’s brands.”

On June 25, 2020, Scott’s agreed to acquire both the Biz and Dryel brands for a base price of $9.25 million plus the brands’ finished goods inventory of approx. $1.2 million.  Scott’s will also pay incremental consideration if sales are initiated to a key potential customer.  The transaction closed on July 1, 2020 and was financed with cash on hand, a revolving line of credit, and a term note.

An overview presentation on the Biz and Dryel acquisition and its related financing is posted on the Investor Relations Section of the Company’s website at www.slginc.com.

About Biz and Dryel

Biz is the top performing laundry additive in the market, utilizing a proprietary enzyme-based formula to fight stains and eliminate odors.  It was Established by Proctor & Gamble in 1968 and is sold in Powder, Liquid, and Liquid Booster Pack for a total of 7 SKUs.

Dryel is the market leader in the at-home dry cleaning category, representing approximately 65% of the at-home dry cleaning market in 2019.  It was established by Proctor & Gamble in 1998 and is sold primarily in a consumer starter kit with refills.

Note Regarding Forward-Looking Statements

This news release may contain "forward-looking statements" within the meaning of the federal securities laws that are intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" generally can be identified by the use of forward-looking terminology such as "assumptions," "target," "guidance," “strategy,” "outlook," "plans," "projection," "may," "will," "would," "expect," "intend," "estimate," "anticipate," "believe”, "potential," or "continue" (or the negative or other derivatives of each of these terms) or similar terminology.

Forward-looking statements convey our expectations, intentions, or forecasts about future events, circumstances, or results. All forward-looking statements, by their nature, are subject to assumptions, risks, and uncertainties, which may change over time and many of which are beyond our control. You should not rely on any forward-looking statement as a prediction or guarantee about the future. Actual future objectives, strategies, plans, prospects, performance, conditions, or results may differ materially from those set forth in any forward-looking statement. Some of the factors that may cause actual results or other future events or circumstances to differ from those in forward-looking statements are described in the Company's Annual Report on Form 10-K for the year ended December 31, 2019 and the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 and other periodic reports filed with the Securities and Exchange Commission. Any forward-looking statement made by us or on our behalf speaks only as of the date that it was made. We do not undertake to update any forward-looking statement to reflect the impact of events, circumstances, or results that arise after the date that the statement was made, except as required by applicable securities laws. You, however, should consult further disclosures (including disclosures of a forward-looking nature) that we may make in any subsequent filings with the Securities and Exchange Commission.

Investor Relations Contact:

Kevin Paprzycki, CFO

303.576.6032